SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________________

SCHEDULE 14D-9

(RULE 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

Under

SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

_________________

PURE WORLD, INC.

(Name of subject company)

PURE WORLD, INC.

(Name of person filing statement)

COMMON STOCK

(Title of class of securities)

74622C106

(CUSIP Number of class of securities)

Sue Ann Merrill

Chief Financial Officer

Pure World, Inc.

376 Main Street, P.O. Box 74

Bedminster, New Jersey 07921

(908) 234-9220

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement)

Copy to:

Guy P. Lander

Davies Ward Phillips & Vineberg LLP

625 Madison Avenue, 12th Floor

New York, New York 10022

(212) 588-5500

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Item 9. Exhibits

The following exhibit is filed herewith:

Exhibit	Description

(a)(5)	Press release dated June 6, 2005.